Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-93403, No. 333-38114, No. 333-85392) of Ascendant Solutions, Inc. on Form S-8 of our report, dated March 11, 2005 appearing in this Annual Report on Form 10-K of Ascendant Solutions, Inc. for the year ended December 31, 2004; and our report dated August 27, 2004 on Park Pharmacy Corporation as of March 24, 2004 and June 30, 2003 and for the years ended June 30, 2003 and June 30, 2002.

/s/ HEIN & ASSOCIATES LLP

Dallas, Texas

March 28, 2005